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                                                                     Exhibit 4-1

                                  PAYCHEX, INC.

                            2002 STOCK INCENTIVE PLAN



I. PURPOSE

The purposes of the Paychex, Inc. 2002 Stock Incentive Plan (the "Plan") are to provide, through options to purchase shares of Paychex, Inc. $.01 par value common stock ("Shares"), long-term incentives and rewards to employees, directors or other persons responsible for the success and growth of Paychex, Inc. (the "Company") and its subsidiary corporations (with the Company, the "Participating Companies"), to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Participating Companies.


II. EFFECTIVE DATE/DURATION

The Plan will become effective August 1, 2002 and shall be submitted for approval by the Company's stockholders within 12 months of this effective date. The Plan is unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any options under it are outstanding; provided, however, that to the extent required by the Internal Revenue Code of 1986, as amended (the "Code"), no options intended to qualify under Code Section 422 ("Incentive Stock Options") may be granted under the Plan on a date that is more than ten (10) years from the date the Plan is adopted or, if earlier, the date the Plan is approved by stockholders.


III. ADMINISTRATION OF THE PLAN

a) Committee. The Plan will be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors ("Board") of the Company which shall consist of no less than three of its members, all of whom shall not be (or formerly have been) employees of the Company; provided, however, the Board may assume, at its sole discretion, administration of the Plan.

b) Powers and Authority. The Committee is authorized, with respect to those persons to whom it is authorized to grant options, to establish such rules and regulations as it deems necessary for the proper administration of the Plan; to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable; to correct any defect, supply any deficiency and reconcile any inconsistency in the Plan or any Stock Option Agreement; and to amend the Plan and Stock Option Agreements to reflect changes in applicable law. The Committee may designate one or more persons to implement its rules, regulations and determinations. All determinations of the Committee shall be by a majority of its members and its determinations shall be final, conclusive and binding on all concerned. The Committee from time to time, and whenever requested, will report to the Board on its administration of the Plan and the actions it has taken. The expenses of administering the Plan will be paid by the Company.



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IV. SHARES SUBJECT TO THE PLAN

a) Maximum Shares Available for Delivery. Subject to Section 4(c), the maximum number of Shares that may be deliverable to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 7,500,000, (ii) any Shares available for future options under the Company's 1998 Stock Incentive Plan as of the effective date of this Plan, and (iii) any Shares that are represented by any options granted under the Plan of the Company which are forfeited, expired or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. Any Shares covered by an option (or portion of an option) granted under the Plan which is forfeited or canceled or expires shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the assumption or substitution of outstanding options as a result of acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. Shares may be authorized, unissued shares or Treasury shares.

b) ISO Shares Limit. Subject to Section 4(c), the maximum number of Shares that may be delivered under Incentive Stock Option grants shall be 7,500,000. In addition, no Incentive Stock Option shall be granted to an Employee under this Plan or under any other Incentive Stock Plan of a Participating Company to purchase Shares as to which the aggregate fair market value (determined as of the date of grant) which first became exercisable by the employee in any calendar year exceed $100,000.

c) Adjustment for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding options are required to preserve (or prevent the enlargement of) the benefits or potential benefits intended at the time of grant. For this purpose, a corporate transaction will include, but is not limited to, any stock dividend, stock split, combination or exchange of shares or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number of Shares which may be delivered under the Plan and (ii) the exercise price of outstanding stock options.

V. GRANT OF OPTIONS

a) Factors. Options may be granted under this Plan to key employees, directors, and consultants of Participating Companies as determined by the Committee in its sole discretion. No Incentive Stock Options may be granted to a 10 percent shareholder of the Company. In making its determination as to whether an option will be granted under the Plan and the number of shares to be subject to each option, the Committee may take into account the duties of the employee, director or consultant, the present and potential contributions of that person to the success of the Participating Companies, and other factors which members of the Committee, in their discretion, consider to be reasonable and appropriate in connection with accomplishing the purposes of the Plan. In no event shall the maximum number of Shares with respect to which options may be granted to any employee during a fiscal year exceed 100,000. This maximum number of shares may be adjusted to reflect the effects of a corporate transaction as defined in
Section 4(c).



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b) Types of Options. The Committee shall determine whether an option shall be an
Incentive Stock Option or a Non-Qualified Stock Option (being an option whose terms are not intended to meet the requirements of an Incentive Stock Option); provided, however, that Incentive Stock Options shall be awarded only to employees of a Participating Company.

c) Option Price. For Plan purposes, all stock options shall have an exercise price which is equivalent to the closing price of a Share on the applicable date as determined by the Committee, or if Shares are not traded on such date, the closing price on the next preceding day on which such stock is traded. The applicable date shall be the date on which the option is granted, except that with regard to Non-Qualified Stock Options only, the Committee may provide that the applicable date may be the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such an award occurs within ninety (90) days following such applicable date.

d) Payment. The Shares covered by stock options may be purchased by means of (i) a cash payment, or (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iii) any combination of the above.

e) Exercisability. An option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. However, all Shares remaining under an option shall become exercisable upon termination of employment due to the death or disability of the option holder in accordance with the time periods set forth in Section 5(f).

f) Expiration Date. An option shall expire on the earliest to occur of the following:

         (i) The 10 year anniversary of the date on which the option is granted, or such earlier date as may be determined by the Committee;

         (ii) If the option holder's date of termination of employment occurs by reason of death, disability or retirement, the three-year anniversary of such date of termination; unless the option is an Incentive Stock Option in which case if the date of termination occurs by reason of death or disability, the one-year anniversary of such date of termination and if by reason of retirement, the three month anniversary of such date of termination; and

         (iii) If the option holder's date of termination of employment occurs for reasons other than retirement, death or disability, the three month anniversary of such date of termination for Incentive Stock Options and the one year anniversary of such date for Non-Qualified Stock Options.

         Notwithstanding the foregoing, if the option holder dies while the option is exercisable, the expiration date may be later than the dates set forth above in this Section 5(f), provided that it is not later than the first anniversary of the date of death. Nevertheless, an option holder whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or constituting willful misconduct, or who engages in such conduct (including violation of any agreement with the Company) after termination, shall forfeit all rights under the option. An option that expires under (ii) and (iii) above may, as necessary to




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         resolve Company legal matters, be reinstated to the extent appropriate in accordance with the option's original terms and conditions. For purposes of this Section 5(f), "disability" shall mean a condition whereby the option holder is unable to perform the essential functions of his/her position with reasonable accommodations by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than six months, all is verified by a physician acceptable to, or selected by, the company. For purposes of this Section 5(f), the term "retirement" shall mean retirement at 55 years of age or later with 10 or more years of employment (full-time or part-time) with a Participating Company.

g) Transfer. Options are not transferable, except as designated by the option holder by will, by the laws of descent and distribution, or as otherwise provided by the Committee.

h) Evidence. The options shall be evidenced by Stock Option Agreements in such form as the Committee shall approve from time to time, which Agreements shall conform to the Plan, as the same may be amended by the Committee.



VI. GOVERNMENT REGULATION

The Plan, the options and the Shares under option will be subject to all applicable Federal and State statutes, rules and regulations, including, without limitation, all applicable Federal and State tax and securities laws. If, in the opinion of the Company's counsel, the transfer, issue or sale of any Shares under the Plan is not lawful for any reason, the Company will not be obliged to transfer, issue or sell any Shares and, subject to Section 8, the Committee may amend the Plan or any Stock Option Agreement to conform to the requirements of applicable statutes, rules and regulations.



VII. OTHER LIMITATIONS

(a) The granting of any option under this Plan will be solely at the discretion of the Committee and neither the adoption of the Plan nor any of the terms and provisions herein will give, or be construed to give, any director, officer or employee or other person any right to participate in the Plan or to receive any options under it.

(b) The adoption of the Plan and the granting of an option under it will not constitute an understanding or agreement, express or implied, upon the part of any Participating Company to employ or otherwise continue the services of the recipient of the option for any specified time.



VIII. TERMINATION AND AMENDMENT OF THE PLAN

The Board of Directors of the Company may at any time amend or terminate the Plan, except that (a) no amendment will adversely affect an option previously granted without the consent of the affected option holder; and (b) without the approval of the Company's stockholders, the Board shall not increase the maximum number of Shares subject to the Plan (except as provided in Section 4(c)) nor (except as provided in Section 5(c)) provide for an exercise price of less than fair market value of a Share on the date of grant.


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IX. LAWS GOVERNING

The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, as well as any Agreement made under it, to the extent that Federal laws do not control, will be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.